As filed with the Securities and Exchange Commission on July 25, 2025
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
WEX INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-0526993
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Hancock Street, Portland, Maine	04101
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2019 Equity and Incentive Plan
(Full Title of the Plan)

Sara T.W. Trickett
Chief Legal Officer and Corporate Secretary
WEX Inc.
1 Hancock Street
Portland, Maine 04101
(Name and Address of Agent For Service)

(207) 773-8171
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting entity)		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 3,406,293 shares of Common Stock, $0.01 par value per share, of WEX Inc. (the “Registrant”) issuable under the Registrant’s Amended and Restated 2019 Equity and Incentive Plan. Pursuant to General Instruction E to Form S-8, except as otherwise set forth below, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-259036, and the Registration Statement on Form S-8, File No. 333-232165, filed by the Registrant with the Securities and Exchange Commission on August 24, 2021, and June 17, 2019, respectively.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interest of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation has the power to indemnify any person who is or was a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of its directors or officers or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, for acts or omissions of a director or officer that are not in good faith or that involve intentional misconduct or a knowing violation of law, for liability of a director under Section 174 of the DGCL (authorizing the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit), for any transaction from which a director or officer derived an improper personal benefit, or for liability of an officer in any action by or in right of the corporation. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that no director or officer shall be personally liable to the Registrant or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, and that if the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws provide that the Registrant indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and it inures to the benefit of his or her heirs, executors and person and legal representatives.  The Registrant is not however obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person, except for proceedings to enforce rights to indemnification, unless such proceeding was authorized or consented to by the Board of Directors. These indemnification rights include the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified.

The Registrant has entered into indemnification agreements with its directors pursuant to which the Registrant agrees to indemnify such persons to the fullest extent permitted by law, as the same may be amended from time to time.

The Registrant also maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8–K filed with the SEC on June 10, 2021).
4.2
Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 20, 2025).

4.3	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2022).
5.1*	Opinion of Weil, Gotshal & Manges LLP, counsel to the Registrant.
23.1*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant.
24.1*	Power of Attorney (included on the signature pages of this registration statement).
99.1
Amended and Restated 2019 Equity and Incentive Plan, as amended on May 15, 2025 (incorporated by reference to Exhibit No 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on May 20, 2025)

107*	Filing Fee Table.

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Maine, on this 25th day of July 2025.

WEX INC.

By:	/s/ Melissa D. Smith
Name: Melissa D. Smith
Title: Chief Executive Officer, Chair and President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of WEX Inc., hereby severally constitute and appoint Melissa D. Smith, Jagtar Narula and Sara T.W. Trickett, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable WEX Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Melissa D. Smith Melissa D. Smith	Chief Executive Officer, Chair and President (Principal executive officer)	July 25, 2025
/s/ Jagtar Narula Jagtar Narula	Chief Financial Officer (Principal financial officer)	July 25, 2025
/s/ Jennifer Kimball Jennifer Kimball	Chief Accounting Officer (Principal accounting officer)	July 25, 2025
/s/ Jack VanWoerkom Jack VanWoerkom	Vice Chairman and Lead Director	July 25, 2025
/s/ Nancy Altobello Nancy Altobello	Director	July 25, 2025
/s/ Daniel Callahan Daniel Callahan	Director	July 25, 2025
/s/ Aimee Cardwell Aimee Cardwell	Director	July 25, 2025
/s/ Shikhar Ghosh Shikhar Ghosh	Director	July 25, 2025
/s/ James Groch James Groch	Director	July 25, 2025
_____________ James C. Neary	Director	July 25, 2025
/s/ Derrick Roman Derrick Roman	Director	July 25, 2025
_____________ Stephen Smith	Director	July 25, 2025
/s/ Susan Sobbott Susan Sobbott	Director	July 25, 2025